Exhibit 10.05

CARAUSTAR INDUSTRIES, INC.

FORM AMENDMENT TO TERMS OF EMPLOYMENT

This Agreement entered into as of the date below amends that certain letter employment agreement between (Employee Name) (“Executive”) and Caraustar Industries, Inc, (the “Company”) dated as of October 1, 2002 (the “Letter Agreement”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury or Internal Revenue Service guidance issued thereunder.

1.

Paragraph (a) of the section of the Letter Agreement entitled Severance Benefits is amended in its entirety to read as follows:

(a)(i) On the thirtieth (30th) day following the date the Executive “separates from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury or Internal Revenue Service guidance issued thereunder (“Section 409A”), or if such day is not a business day, on the first business day that is at least thirty (30) days following the date of his separation from service, a lump sum cash amount equal to twelve (12) months of your then-current base salary.

(ii) Additionally, for twelve (12) months following your separation from service (the “Continuation Period”), if you are eligible for and elect continued health coverage for yourself or for yourself and your qualified dependents under a group health plan of the Company or an affiliate provided to satisfy the requirements of Section 4980B of the Code (“COBRA Coverage”), the Company will reimburse you for the actual premium charged to you for such COBRA Coverage for you and each of your dependents who is a “qualified beneficiary” within the meaning of Section 4980B of the Code. Such reimbursements (which shall be taxable income to you) shall be paid to you directly or to the applicable group health plan, as determined by the Company, on or as soon as practicable after each due date for such COBRA Coverage premium. All such reimbursement payments shall be completed on or before December 31 of the second calendar year following the calendar year that includes your separation from service.

(iii) For the Continuation Period, the Company, at the Company’s sole expense, shall provide you with life insurance, long-term disability and accidental death and dismemberment insurance benefits that are substantially the same as the long-term disability and accidental death and dismemberment insurance benefits that were provided to you and your dependents immediately before your separation from service.

(iv) Notwithstanding any contrary provision, if the payment is scheduled to be made at the time that the stock of the Company is publicly traded on an established securities market or otherwise and you are a “specified employee” as defined below, then no amount shall be paid to you under Subsection (a)(i) before the six-month anniversary of your separation from service (or, if earlier, the date of your death) and any amounts that would have been paid prior to the six-month anniversary of your separation from service shall be accumulated and distributed (together with interest at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code) upon the six-month anniversary of your separation from service, or if such date is not a business day, on the first business day that follows such six-month anniversary; provided, however, if you die before the six-month anniversary of your separation from service, the payment will be made on the first business day following the date the Company has notice of your death. You will be a “specified employee” on any date in the applicable period, if you are employed by the Company or any affiliate of the Company that would be consider a single employer with the Company under Section 414(a) or (b) of the Internal Revenue Code of 1986, as amended, (the “Code”) and you were a “key employee” within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) at any time during the 12-month period ending on the identification date. For the period beginning January 1, 2005 and ending March 30, 2006, the identification date is December 31, 2004. Thereafter, the applicable period is each 12-month period beginning on April 1, 2006 and each subsequent April 1 and the identification date for each such period is the immediately preceding December 31. For example, for the period beginning April 1, 2006, the identification date is December 31, 2005. Specified employees shall be determined in accordance with Section 409A.

2.

Any compensation paid under the Letter Agreement, as amended by this Agreement, is intended to satisfy the requirements of Section 409A or be exempt from Section 409A and this Agreement shall be interpreted to effectuate that intent.

3.

The effective date of this Agreement is January 1, 2005 or, if later, the effective date of the Prior Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
	Michael J. Keough	(Employee Name)
Its:	President and CEO

Dated: December 29, 2006		Dated: